FARMOUT AND AMI AGREEMENT

GEARY PROSPECT
NATRONA AND CONVERSE COUNTIES, WYOMING

This Farmout and AMI Agreement (“Agreement”) dated and effective as of _____________, 2008 (“Effective Date”), is made by and between TYLER ROCKIES EXPLORATION, LTD. (“FARMOR”), a Texas limited partnership, whose address is P.O. Box 119, Tyler, Texas 75710 and AMERIWEST ENERGY CORP. (“FARMEE”), a Nevada corporation authorized to do business within the State of Wyoming, whose address is 123 West 1st, Suite 215, Casper, Wyoming 82601. FARMOR hereby agrees to assign to FARMEE all of FARMOR’S leasehold interest in and to certain leases, subject to the rights and reservations set out herein.

I. FARMOUT AREA

A. Lands and Leases. The “Farmout Area” is comprised of all of FARMOR’S present leasehold interest in and to the lands and oil and gas leases described on Exhibit “A-1” (“Leases”) and the area outlined and labeled as the “AMI” on the plat attached hereto as Exhibit “A-2”, insofar as said Leases cover oil or gas and all associated liquid or liquefiable hydrocarbons. To the extent any oil and gas leases within the AMI are obtained by either party under the provisions of Article X during the AMI Term, as defined in Article X, then subject to the terms of this Agreement, those oil and gas leases shall also be considered part of the Farmout Area and included as Leases.

B. Renewals or Extensions of Leases. As long as this Agreement remains in force and effect as to all or any part of the Farmout Area, any new Lease or a renewal or extension of a Lease, whether acquired by FARMEE or by FARMOR, shall be subject hereto, the same as if such new, renewal or extension were described in Exhibit “A-1” and the lands covered thereby fell within the Farmout Area. Should any Lease covered by the Agreement contain greater burdens including, but not limited to, royalties, overriding royalties and production payments after obtaining a new Lease or being renewed or extended than it contained prior to said new, renewal or extension, then that portion of the burden on the new, renewed or extended Lease which is greater than the burden that existed prior to said new, renewal or extension (exclusive of the interests reserved by the parties hereunder) shall be borne entirely by the party creating it.

II. FARMOUT WELLS

A. Initial Well. On or before May 1, 2009 (“Spudding Deadline”), FARMEE shall commence or cause to be commenced the actual drilling (“spudding”) of a well, hereinafter called the “Initial Well,” at a location of FARMEE’S choice within the Farmout Area. The location selected by FARMEE will be a legal location or an exception location approved by the governmental agency authorized to issue drilling permits. Subject to the provisions of this Agreement, in the event that FARMEE fails to timely commence the Initial Well and/or fails to drill said well to the Contract Depth, as defined below, then this Agreement shall automatically terminate, and FARMEE shall have no rights to earn any leasehold interest in and to the Farmout Area from FARMOR.

B. Contract Depth. The Initial Well shall be drilled in a good and workmanlike manner and with due diligence to at least the Dakota formation hereinafter called “Contract Depth”. Each Additional Well shall be drilled to the depth and formation selected by FARMEE in its sole discretion, but at such time as FARMEE has drilled a total of three (3) wells to at least the Contract Depth and regardless of whether said wells have been completed, then the assignment of fifty percent (50%) of FARMOR’S interest the Leases within the Farmout Area shall be conveyed to FARMEE as stated in Article IV.E.

C. Additional Wells. Each well spudded after the Initial Well shall be referred to as an “Additional Well”. FARMEE may elect to drill Additional Wells at locations of FARMEE’S choice, but until the assignment of fifty percent (50%) of FARMOR’s interest in the Leases within the Farmout Area as stated in Article IV.E., each Additional Well must be spudded not later than one-hundred twenty (120) days after the rig release of the previous well. There shall be no requirement to attempt a completion of the Initial Well or any Additional Well. Failure of FARMEE to commence any wells hereunder as required shall not result in any penalty to FARMEE other than the termination of FARMEE’S right to earn additional interests in the Leases which have not been previously earned pursuant to this Agreement.

D. Time Between Spudding and Completion/Abandonment. After timely spudding any well hereunder, FARMEE will proceed to drill said well in a workmanlike manner without cessation of operations until FARMEE completes a well capable of producing oil and/or gas in paying quantities or until FARMEE plugs and abandon the well within a reasonable time. For the purpose of calculating the number of days between wells, completion for any well hereunder shall be the date the drilling rig is released.

E. Substitute Well. If, prior to reaching Contract Depth in any well which is being drilled pursuant to this Agreement, FARMEE encounters a formation or other physical condition in the well which renders further drilling impracticable, FARMEE may plug and abandon such well and spud another well, referred to herein as a Substitute Well. The Substitute Well shall be spudded at a location of FARMEE’S choice within 60 days after the date of abandonment (being the date the drilling rig is released) of the well for which it is a substitute. The Substitute Well shall be drilled subject to all provisions of this Agreement applicable to the abandoned well for which it is a substitute and reference to the Initial Well or Additional Wells shall include its Substitute Well, if any.

F. Cost and Liabilities. Any well drilling operations conducted pursuant to this Agreement, including without limitation, drilling and completion or plugging and abandonment operations, by FARMEE shall be free of any costs or liability to FARMOR.

G. Assignment of Drilling Location. Upon written request from FARMEE and if required by any state or federal governmental agency having jurisdiction over the granting of drilling permits, FARMOR agrees to assign to FARMEE those rights listed in Article IV, below, in the Leases covering a forty (40) acre drilling location. Such assignment shall be done so as to not cause FARMEE material delays in obtaining the drilling permit and of spudding a well hereunder. In the event FARMEE fails to earn an assignment pursuant to this Agreement for such well that FARMOR executed a drilling location assignment, then FARMEE agrees to reassign to FARMOR all rights previously assigned to it in that drilling location assignment, without creating any encumbrances or additional burdens thereon.

H. Recognition of Force Majeure. The parties acknowledge that circumstances beyond the control of either party may limit or delay strict compliance with the deadlines established under this Article, and agree that the provisions of Article XII., Force Majeure, may operate to supersede said deadlines.

III. WELL DATA, ACCESS TO RIG FLOOR, AND TITLE

A. Tests. During the drilling of any well pursuant to this Agreement, FARMEE may test all oil and/or gas shows encountered in the formation FARMEE may earn its interest in accordance with appropriate operating practices.

B. Access to Rig Floor. FARMOR will have access, at its sole cost, risk and expense, to the rig floor in connection with wells drilled by FARMEE so long as FARMEE is not hindered in the performance of its operations and duties; provided that provisions of this Agreement pertaining to FARMEE’s compliance, indemnification, and insurance requirements shall not apply with regard to FARMOR’s access to the rig floor.

C. Ownership of Data. All data, including without limitation test results, logs and cores, including those things contained in Exhibit “B” that are generated in the course of drilling, testing and completing wells hereunder by FARMEE will be furnished to FARMOR. All data furnished to FARMOR shall be treated as confidential, and FARMOR shall not disclose or transmit such data to third parties.

D. Title. At the execution of this Agreement, FARMEE has remitted to FARMOR the sum of Fifty Thousand Dollars ($50,000.00), which reimburses FARMOR for the costs of conducting land brokerage services and title examination within the Farmout Area, the product of which is already in the possession of FARMEE to use in its performance of this Agreement. On FARMEE’S request, FARMOR will provide FARMEE with copies any additional title opinions and other title materials in its possession, custody or control to which FARMEE does not already possess. FARMOR will assume no responsibility for the accuracy of any such opinions and materials and FARMEE may rely on any abstracts and title materials furnished at FARMEE’S own risk. On FARMOR’S request, FARMEE will provide FARMOR with copies of all additional title opinions and curative materials pertaining to the Farmout Area that FARMEE obtains during this Agreement.

IV. ASSIGNMENT OF INTERESTS

A. Prerequisites to Assignment. Unless otherwise provided in Article II.G., above, or Article IV.E., FARMEE shall be entitled to an assignment on the form substantially identical to that which is contained in Exhibit “C”, attached hereto, which will be prepared by FARMOR and delivered to FARMEE within thirty (30) days after receipt of a request for same, conveying FARMOR’S leasehold interest in the Farmout Area as set forth in this Article IV upon:

(1)	FARMEE drilling to at least the Contract Depth and completing any well provided for herein as a well capable of producing oil and/or gas in paying quantities, and

(2) Creation of a production unit around any well provided for herein in accordance with Article IV.Q.

B. Effective Date. The effective date of any assignment made hereunder shall be the date of spudding the well.

C. No Warranty. Any assignment made hereunder shall be without warranty of title, express or implied, except by, through and under FARMOR, but not otherwise.

D. Taxes. FARMEE shall pay all production, severance, and ad valorem taxes assessed against the Leases conveyed to FARMEE under this Agreement on and after the effective date of the assignment. Ad valorem taxes shall be prorated between the parties for the year in which the conveyance is effective and in the year of any re-assignment or reversion. Any increase in ad valorem taxes assessed against the Leases conveyed to FARMEE as a result of wells drilled hereunder shall be for FARMEE’S account.

E. Oil and Gas Rights Assigned. Any assignment made hereunder shall convey all of the right, title and interest of FARMOR in the oil, gas, and associated liquid or liquefiable hydrocarbon rights, only, contained in those Leases comprising the Farmout Area, insofar as said Leases are contained within the surface boundaries of a production unit formed around the well (giving credit for any drilling location assignment made pursuant to Article II.G.) entitling FARMEE to said assignment, however, in the event FARMEE drills its third well to at least the Contract Depth, then at that time, FARMEE shall have earned, and FARMOR shall also immediately assign to FARMEE, an undivided fifty percent (50%) of FARMOR’S interest in all of the remaining Leases within the Farmout Area that have not previously been earned by FARMEE, without depth limitation. The assignments for the three wells shall be made by FARMOR on a well-by-well basis without depth limitation.

F. Reservation of Overriding Royalty. In any assignment made hereunder for units of each earning well, FARMOR will reserve an overriding royalty interest on that portion of the oil and gas, including condensate, produced and saved from or allocated to FARMOR’S interest in the Leases that is assigned to FARMEE, equal to the difference between 25% of 8/8ths and all payments out of production for which FARMOR is responsible as of the date of this Agreement (including but not limited to royalties, overriding royalties, and production payments). It is the intent hereof for FARMOR to deliver to FARMEE a 75% of 8/8ths net revenue interest in each Lease proportionately reduced to FARMOR’S interest in the Leases. Said overriding royalty shall be free and clear of all costs of exploring, drilling, producing, separating, compressing, gathering, transportation, treating and marketing, but shall bear its part of gross production taxes and ad valorem taxes. This overriding royalty shall be subject to the possibility of converting to a working interest as prescribed by Article IV.J., below. Notwithstanding anything contained herein to the contrary, FARMOR shall not receive or retain an overriding royalty interest by this provision for those Leases taken by FARMEE pursuant to Article XII.A., below.

G.  Proportionate Reduction. If FARMOR owns less than the entire undivided leasehold estate in the Leases or if FARMOR’S Leases cover less than the entire fee simple estate, whether or not such lease purports to cover the whole or fractional interest, then the interests reserved to FARMOR therein shall be proportionately reduced to accord with the interest assigned to FARMEE.

H. New Leases and Lease Extensions and Renewals. FARMOR’S reserved overriding royalty and all other rights and interests allowed under this Agreement to be retained in any assignment made pursuant hereto, shall apply to any renewal, extension or new lease (if, in the case of a new lease, it is acquired to replace an expired Lease that had been previously included in this Agreement) of any Lease which is subject to this Agreement, whether taken or renewed in its entirety or in part, and which is acquired by FARMEE or on its behalf prior to or within one (1) year after the expiration, termination, release, or abandonment of said Lease, except to the extent that any expiration, termination, release or abandonment is caused by the acts or omissions of FARMOR. Should such a lease contain a greater burden (including but not limited to royalties, overriding royalties and production payments) after being taken a new, renewed or extended than it contained prior to said new, renewal or extension, that portion of the burden on the new, renewed or extended lease which is greater than the burden that existed on the date of this Agreement, exclusive of the interests reserved by FARMOR hereunder, shall be borne entirely by the party creating it.

I. Operating Agreement. Upon FARMEE earning an assignment from FARMOR, then the rights and obligations of the Parties for the earning well and the area so assigned for that earning well shall be governed by an Operating Agreement, the form of which is attached hereto as Exhibit “D”, except to the extent this Agreement modifies or amends the terms of such Operating Agreement. Separate, but identical, Operating Agreements shall govern for each well and its area assigned pursuant to this Agreement. FARMEE shall be designated the “Operator” for each Operating Agreement created by this Agreement.

J. Conversion of Overriding Royalty. In any assignment made hereunder, FARMOR will reserve the option, to be exercised at Payout on a well-by-well basis, as hereinafter defined, to convert its reserved overriding royalty to a 25% working interest at an 84.50% net revenue factor, being a 21.125 net revenue interest, in the leasehold estate assigned to FARMEE by FARMOR, subject to proportionate reduction, together with a like interest in the well which reached Payout, casing, surface equipment, and all personal property used in connection therewith that is attributable to said leasehold estate, free of any payments out of production created since the date of this Agreement (including but not limited to overriding royalties and production payments).

K. Notification of Payout and Election. FARMEE shall notify FARMOR, in writing, when Payout is reached as to any well provided for herein and shall furnish FARMOR with all necessary reports evidencing Payout. FARMOR shall have thirty (30) days after receipt of such notification and reports to provide its written election to convert its overriding royalty. If FARMOR fails to timely notify FARMEE of its election, FARMOR shall be deemed to have elected to not convert its overriding royalty to a twenty-five percent (25%) working interest. A conversion election shall be effective as of 7:00 A.M. on the first day of the month following the month Payout occurs. Within forty-five (45) days after notification of FARMOR’S election to convert its overriding royalty to a working interest, FARMEE shall deliver to FARMOR an assignment and bill of sale, to evidence the conversion to a leasehold interest. If FARMOR elects to convert its overriding royalty interest to a leasehold interest, such interest will be subject to an Operating Agreement in the form attached hereto as Exhibit “D”, which will be conformed to identify the Contract Area, being the proration unit for said well.

L. Payout. Payout shall be on a well-by-well basis and shall occur when the Net Proceeds, as hereinafter defined, from the sale of all production from the well which entitled FARMEE to the assigned lease premises equals the total tangible and intangible costs of drilling, equipping (an oil well through the oil storage tanks and a gas well through the point of sale), testing, completing, and operating said well, as such costs are attributable to the interest assigned.

M. Net Proceeds. “Net Proceeds” is defined as the gross proceeds received from the sale of production attributable to said Well or, if not sold but purchased or used by FARMEE off the premises, the market value in the field of such production, less severance, production, or other taxes payable on said production, shut-in royalties, and payments out of production (including but not limited to royalties, overriding royalties, and production payments) in effect on the effective date of this Agreement, and the overriding royalties reserved herein. Market value as used in this paragraph shall mean the price which a producer would reasonably expect to receive from a third party under a new sales contract entered into during the accounting period in which oil or gas was produced and purchased or used by FARMEE.

N. Payout Period. The period during which the Net Proceeds are to be applied against the costs is called the “Payout Period”. Charges and expenditures during the Payout Period shall be made in accordance with the provisions in the Accounting Procedure attached hereto as part of Exhibit “D”. Nothing herein, or in said Accounting Procedure, shall be construed as constituting joint operations during said period. Well costs as referenced in Article IV.K., above, will not include FARMEE’S COPAS overhead charges or salaries of FARMEE’S employees. Within 90 days after completion of any well provided for herein as a well capable of producing oil and/or gas in paying quantities, FARMEE shall furnish the cumulative costs of drilling, completing, and equipping said well as a producer. Quarterly thereafter during the Payout Period, FARMEE shall furnish reports showing operating expenses, production volumes, and proceeds from the sale of FARMEE’S share of production from the well for the preceding month.

O. Audit. FARMOR shall have the right to audit FARMEE’S records pertaining to all costs of any well during drilling, Payout Period, and subsequent to Payout Period, in accordance with the audit provisions of the Accounting Procedure attached as part of Exhibit “D”.

P. Second Well in Unit Prior to Payout of First Well. If FARMEE drills another well within a unit in which FARMEE by a prior well drilled and earned a portion of the Farmout Area, but which first well has not yet paid out, then FARMOR will retain in such other well an overriding royalty and the separate right to convert to a working interest at Payout in that other well, separate and a part from the well earning the Leases within that unit.

Q. Proration Units. Subject to requirements of the state or federal governmental agencies, the shape of any production unit for any successfully completed well shall be mutually determined by FARMOR and FARMEE, but shall not exceed in area of 40 acres. FARMEE shall be solely responsible for obtaining any agreements that may be required from mineral and/or royalty owners for the formation of any units including such Leases, and that, to the extent that FARMEE fails to obtain such consents, FARMEE shall bear any additional burdens on production, and any other obligations or liabilities, resulting from such failure.

R. Cooperation with Pooling and Unitization for Wells.  FARMEE has the ongoing right to pool or unitize any part of the land within the Farmout Area in order to establish production units for wells drilled hereunder with other lands or interests when in FARMEE’S judgment it is necessary or advisable in order to promote conservation, to properly develop or operate the land and interests for such wells. FARMOR agrees to cooperate in any such pooling and unitization within the Farmout Area, including the execution and delivery of documents necessary to effect said efforts.

V. WELL TAKEOVER AND ABANDONMENT
There is no Article V. Well Takeover and Abandonment provision.
VI. LEASE OBLIGATIONS

A. Surface. FARMEE shall comply with all Lease provisions, express and implied by law pertaining to surface use, shall conduct its operations as would a reasonably prudent operator, and shall restore the surface to its original condition insofar as practicable, or as required by the applicable Lease provisions.

B. Responsibility for Payments.

(1) Delay Rentals Prior to Assignment. As long as this Agreement is in force, FARMOR shall use its best efforts to pay any rental payments necessary to perpetuate the Leases subject to this Agreement and any payments provided for in any lease subject hereto to renew or extend such lease. FARMEE agrees to promptly reimburse FARMOR for 100% of such rentals. FARMEE’S obligation to reimburse FARMOR for such payments shall continue so long as the lease for which payment is made is subject to the Agreement or assignment unless at least 45 days prior to the date such payment is due, FARMEE notifies FARMOR that FARMEE wishes to terminate the Agreement as to such lease or, if a lease has been assigned to FARMEE, that FARMEE wishes to reassign the lease to FARMOR.

(2) Shut-in Payments Prior to Assignment. In the event it appears that FARMEE will complete a gas well and shut in that well which requires the payment of shut-in payments prior to an assignment being due to FARMOR, then FARMEE shall give FARMOR immediate notice that timely shut-in payments must be made. FARMOR shall then use its best efforts to pay any shut-in payments due prior to assignment that may be necessary to perpetuate the Leases.

(3) Confirmation of Payment. Within fifteen (15) days from the request of FARMEE, FARMOR shall provide such documentation as is necessary to confirm timely payments by FARMOR.

C. Royalties and Other Lease Burdens. FARMEE shall be responsible for making all payments out of production attributable to the assigned lease premises, including but not limited to royalties, overriding royalties, and production payments, beginning with the date of first production from any well drilled on the assigned lease premises or land pooled therewith and at all times thereafter. Such payments shall be made in accordance with the Leases or other instruments creating such payments and obligations, including this Agreement.

VII. COMPLIANCE AND INDEMNITY

A. Disposal of Wastes and Cleanup. FARMEE shall dispose of or discharge any waste from its operations (including but not limited to produced water, drilling fluids and other associated wastes) in accordance with applicable local, state and federal laws, rules, and regulations. To the extent required by law or by prudent oil field operation, FARMEE shall keep records of the types, amounts and location of wastes that are disposed of onsite and those wastes relating to its operations hereunder that are disposed of offsite. When and if any Lease or an interest therein which is earned and assigned in accordance with this Agreement is terminated, FARMEE shall take whatever remedial action on the property is necessary to meet any local, state, or federal requirements directed at protecting human health and the environment at that time.

B. Compliance with Laws, Release, and Indemnity

(1) FARMEE SHALL COMPLY WITH ALL VALID LOCAL, STATE AND FEDERAL LAWS, RULES AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THOSE DIRECTED AT PROTECTING HUMAN HEALTH AND THE ENVIRONMENT, SUCH AS (BY WAY OF EXAMPLE AND NOT LIMITATION AND INCLUDING ALL AMENDMENTS) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCES CONTROL ACT, AND THE CLEAN AIR ACT.

(2) FARMEE ACKNOWLEDGES THAT THE LAND SUBJECT TO THIS AGREEMENT MAY HAVE BEEN USED FOR OIL AND GAS OPERATIONS IN THE PAST. FARMEE AGREES THAT ANY CONVEYANCE OF INTERESTS HEREUNDER SHALL BE ON AN "AS IS" BASIS.

(3) FARMEE SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD FARMOR HARMLESS FROM ANY AND ALL DAMAGES, EXPENSES (INCLUDING COURT COSTS AND ATTORNEY'S FEES), CIVIL FINES, PENALTIES AND OTHER COSTS AND LIABILITIES (HEREINAFTER COLLECTIVELY REFERRED TO AS "CLAIMS") ARISING, ASSERTED, COMMENCED OR MADE ON OR AFTER THE EFFECTIVE DATE OF THIS AGREEMENT THAT RESULT FROM FARMEE’S ACTS AND OMISSIONS (OR THOSE OF OTHER PARTIES ON YOUR BEHALF) IN CARRYING OUT OPERATIONS UNDER THIS AGREEMENT AND/OR ON LEASES CONVEYED UNDER THIS AGREEMENT. THE ABOVE CLAIMS SHALL INCLUDE, BUT NOT BE LIMITED TO, THOSE ASSERTED OR BROUGHT BY ANY PARTY (INCLUDING, WITHOUT LIMITATION, FARMEE’S OR FARMOR’S, CONTRACTORS, ANY LANDOWNERS OR INDIVIDUALS, LOCAL, STATE OR FEDERAL GOVERNMENTAL BODY OR AGENCY) FOR DEATH, PERSONAL INJURY, DAMAGE TO PROPERTY OR NATURAL RESOURCES, AND/OR FAILURE TO COMPLY WITH THE EXPRESS OR IMPLIED TERMS OF A MINERAL LEASE. SUCH CLAIMS SHALL ALSO INCLUDE ANY THAT ARISE OUT OF THE PLUGGING AND ABANDONING OR FAILURE TO PLUG AND ABANDON ANY WELLS ON OR IN LANDS COVERED HEREBY (WHETHER PLUGGED AND ABANDONED PRIOR TO OR AFTER THE EFFECTIVE DATE OF THIS AGREEMENT) OR ARISING OUT OF THE REMOVAL OF OR FAILURE TO REMOVE ANY PIPELINE OR OTHER FACILITIES, OR ON ACCOUNT OF THE PRESENCE, DISPOSAL, AND/OR RELEASE OF ANY MATERIAL OF ANY KIND IN, ON OR UNDER THE LANDS COVERED HEREBY (WHETHER OR NOT SUCH MATERIAL WAS PRESENT PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT).

THE TERMS OF THIS PROVISION (3) SHALL APPLY NOTWITHSTANDING THE STRICT LIABILITY, JOINT NEGLIGENCE OR FAULT OF FARMOR OR ANY PARTY OR PARTIES. THE PROVISIONS SET FORTH IN THIS ARTICLE VII. SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

VIII. FAILURE TO PERFORM

A. Operations. In addition to the rights granted to FARMOR in other provisions of this Agreement, in the event of FARMEE’S failure to commence or complete the drilling of the Initial Well or any Additional Well in the time and manner herein provided, this Agreement shall terminate as to all of the Farmout Area not previously earned by FARMEE; however, FARMEE shall continue to be responsible for all obligations accrued by FARMEE prior to such default.

B. Notice of Termination. FARMOR will give FARMEE written notice of termination, however in the event FARMEE fails to commence the drilling of the Initial Well or any Additional Well, termination will occur automatically and no such notice will be required to effectuate the termination of FARMEE’S rights under this Agreement.

IX. INSURANCE AND FINANCIAL RESPONSIBILITY

Prior to the commencement of any drilling operations on the Farmout Area, and for as long as this Agreement remains in effect, FARMEE shall, at its own expense, provide and maintain in force the following insurance covering its interest in the Farmout Area:

(1) Worker’s Compensation Insurance and Employer’s Liability Insurance as may be required by the laws of the state deemed by law to govern operations hereunder; and

(2) Comprehensive General Liability Insurance covering both bodily injury liability and property liability with a Combined Single Limit of $500,000 for each occurrence; and

(3) Comprehensive Automobile Public Liability and Property Damage Insurance with a combined single limit of $500,000 for each occurrence; and

(4) Catastrophe Comprehensive Liability Insurance with minimum limits of not less than $1,000,000.

X. AMI

A. AMI. By this Agreement, the parties hereby create an area of mutual interest (“AMI”) being the same area and depths as the Farmout Area, whereby the Parties shall jointly develop the Leases pursuant to this Agreement. The provisions of Article II, above, control the parties’ actions related to FARMEE drilling and earning interests held by FARMOR as of the Effective Date within the Farmout Area and the AMI. The terms of this Article X shall apply during the AMI Term to those matters between the parties relating to leased areas of the Farmout Area other than those earned by FARMEE as drilling occurs pursuant to Article II.

(i) FARMEE is designated as ”Operator” of the AMI, and it shall be responsible for seeing that leasing and exploration activities in the AMI are conducted. In discharging its duties as Operator of the AMI, FARMEE shall have the same liability to FARMOR as it does being the Operator of each Operating Agreement.

(ii) FARMEE shall have the sole and exclusive right as between the parties to acquire directly or indirectly any lease from third-parties within the AMI; provided however, that in the event FARMOR does acquire a lease from a third-party within the AMI during the AMI Term, then FARMEE shall have the right to acquire and be assigned its proportionate share of such lease from FARMOR at the same cost and/or terms as FARMOR acquired the Lease under the same terms, deadlines and costs as described in Paragraph X.A(iii) below but by substituting FARMOR for FARMEE.

(iii) During the AMI Term, if FARMEE acquires a Lease within the AMI that is not either (1) within an established unit for an earning well under Article II, above, or (2) outside of a unit established for a well to which the parties have previously made an election to drill, then FARMEE shall notify FARMOR within thirty (30) days of such acquisition.

(a) For all leases acquired by FARMEE from third-parties within the AMI during the AMI Term, FARMEE shall be responsible for paying all of the lease bonuses up to $500 for each net mineral acre so acquired. FARMOR shall be responsible for paying its 50% working interest share for all lease bonuses that exceed $500 per net mineral acre. FARMOR and FARMEE shall share equally in all other out-of-pocket expenses incurred in leasing under this AMI provision. In such notice, FARMEE shall include all pertinent information about the interest so acquired, including written documentation as may be reasonably requested by FARMOR. For a period of fifteen (15) days from receipt of the notice, FARMOR shall the right, but not obligation, to advise in writing FARMEE that it wishes to acquire an undivided fifty percent (50%) interest in such lease, and at that same time, remit its share of the acquisition costs for such Lease.

(b) In the event of the failure by FARMEE to receive FARMOR’S written notice and reimbursement of acquisition costs of such Lease within fifteen (15) days from receipt of such notice, it shall be deemed that FARMOR has declined to receive its proportionate share of such Lease. If FARMOR declines or is deemed to have declined to acquire its proportionate share of a Lease under this provision, then that Lease shall be excluded from this Agreement for all purposes, and FARMEE shall be free to participate in any future wells with such rights separate and a part from this Agreement.

(c) Within thirty (30) days after FARMEE’S receipt of FARMOR’S timely written notice and share of acquisition costs, then FARMEE shall execute and deliver to FARMOR the appropriate assignment, without covenants of warranty, except by, through and under FARMEE.

(d) If FARMEE acquires any Lease within a unit established for a well to be drilled or has been drilled pursuant to Article II, above, then the Lease shall be considered as a Lease which may be earned by FARMEE as to FARMOR’S purchased fifty percent (50%) interest in such Lease.

C. AMI Term. The term of this AMI provision shall commence upon the Effective Date of this Agreement, and it shall continue for so long as FARMEE has the right to earn Leases under Article II, above. Upon either the termination of FARMEE’S right to earn Leases or performance by FARMEE resulting in the conveyance of all remaining Leases as provided in Article IV.E., the AMI provision contained in each Operating Agreement covering any portion of the Farmout Area then existing shall become effective. Each such Operating Agreement will be considered a separate agreement covering the Contract Area for each such agreement. If there are any Leases subject to this Agreement lying outside Contract Areas on the date of termination, a separate Operating Agreement will be deemed to be in effect to govern such Leases on a tract-by-tract basis within the Farmout Area. The termination of this AMI provision shall not affect any unsatisfied obligations any Party may have hereunder to another Party that arose prior to the termination date.

D. Wold Acreage. Notwithstanding anything to the contrary herein, with regard to the the tract of land described as T.34N., R.77W. of the 6th P.M.: Sec. 28: N/2SE/4; Sec. 27: SW/4, W/2SE/4 (referred to as the “Wold Acreage”), FARMOR shall not be entitled to receive any interest that FARMEE may receive pursuant to a third party farmout agreement within the Wold Acreage for the first two (2) earning wells and their respective units pursuant to that agreement. However, FARMOR shall be entitled to receive from FARMEE an assignment of one-half (1/2) of the leasehold interest FARMEE may be assigned from the third party farmor for those Wold Acreage lands and leases which are outside of the units of the first two (2) wells drilled under that third party farmout.

XI. ASSIGNMENT OF AGREEMENT

This Agreement is binding upon the parties hereto, their successors, and assigns; and assignment of this Agreement shall not be made by FARMEE without prior written notice to FARMOR, subject to the requirement that any proposed third party assignee shall be financially responsible in the sole discretion of FARMOR. Any such assignment shall provide that the assignee will assume the proper and timely performance of all of FARMEE’S obligations hereunder. Any assignment that is not in compliance with the terms of this paragraph shall be null and void. Consent by FARMOR to any such assignment shall not relieve FARMEE nor any assignee from the rights and obligations as to any future assignment or from the timely and proper performance of any of FARMEE’S obligations hereunder, except with the written consent of FARMOR. If FARMEE assigns this Agreement, it shall assign all of its rights in this Agreement.

XII. FORCE MAJEURE

A. Except for the duty to make payments hereunder when due, and the indemnification provisions under this Agreement, neither FARMOR nor FARMEE shall be responsible to the other for any delay, damage or failure caused by or occasioned by a Force Majeure Event. As used in this Agreement, “Force Majeure Event” includes: acts of God, action of the elements, warlike action, insurrection, revolution or civil strife, piracy, civil war or hostile action, strikes, differences with workers, acts of public enemies, federal or state laws, rules and regulations of any governmental authorities having jurisdiction in the premises or of any other group, organization or informal association (whether or not formally recognized as a government); inability to procure material, equipment or necessary labor in the open market, acute and unusual labor or material or equipment shortages, or any other causes (except financial) beyond the control of either party. Delays due to the above causes, or any of them, shall not be deemed to be a breach of or failure to perform under this contract. Neither FARMOR nor FARMEE shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law.

B. Neither party that is unable, in whole or part, to carry out its obligations under this Agreement due to Force Majeure Event shall promptly give written notice to that effect to the other party stating in reasonable detail the circumstances underlying such Force Majeure Event. Any party calling Force Majeure Event shall diligently use reasonable efforts to remove the cause of such Force Majeure Event, and shall resume performance of any suspended obligations as soon as reasonably possible after termination of such Force Majeure Event.

XIII. GENERAL PROVISIONS

A. Relationship of Parties. It is not the purpose or intention of this Agreement to create, nor shall the same be construed as creating any mining partnership, or partnership relation, nor shall the operations of the parties hereunder be construed to be considered as a joint venture. The liability of the parties hereto shall be several and not joint or collective.

B. Resolution of Disputes: The parties hereby stipulate and agree that all claims, controversies, and disputes (LESS AND EXCEPT THOSE CLAIMS WHICH ARE CRIMINAL IN NATURE) between FARMOR and FARMEE which are incident to, arise out of, or in any way connected with this Agreement and/or the performance or breach of this Agreement shall be resolved promptly, practically, fairly and as economically as reasonably practical. Therefore, FARMOR and FARMEE hereby stipulate and agree that any and all claims, controversies and disputes, as well as all disagreements regarding any interpretation or application of this Agreement between said parties, shall be resolved pursuant to the procedures contained this provision of the Agreement.

(i) Either party may send a notice of dispute to the other party, which notice shall clearly state the issue which the sending party has with the other party. Within twenty-one (21) days from the receipt of such notice, the parties’ senior management or representatives thereof shall meet to try to resolve the issue. If the parties cannot resolve the dispute through meetings with senior management or their representatives within sixty (60) days from the first meeting, then either party shall have the right to request binding arbitration.

(ii) Subject to any modifications set forth in a written agreement executed by the parties, binding arbitration shall be conducted in accordance with the following general rules and guidelines:

(a) Arbitration may be initiated by either FARMOR or FARMEE, or jointly.

(b) Such arbitration shall be submitted to and conducted by the Denver, Colorado regional office of the American Arbitration Association in accordance with its Commercial Arbitration Rules in effect at that time.

(c) Except as provided below, a single qualified, independent and neutral arbitrator shall be chosen by the parties to the arbitration in accordance with the applicable procedures of the American Arbitration Association.

(d) All motions filed of a judicial nature, in connection with the arbitration, shall be filed only in the State Courts of Natrona County, Wyoming.

(e) All such arbitrations shall apply the substantive and procedural laws of the State of Wyoming.

(f) The arbitrator(s) shall be required to commence the actual hearing of the dispute within sixty (60) days from the date the arbitrator has been chosen and agreed to serve. The arbitrator(s) shall provide all parties to such arbitration with a copy of the arbitrator’s written decision or award within thirty (30) days of the conclusion of the arbitration proceedings. Such decision or award shall be conclusive, final and binding on all parties to such arbitration and no party may appeal such decision or award.

(g) The arbitrator’s decision shall include assessment of the actual costs and expenses of the parties, including reasonable and necessary attorney’s fees, and shall be enforceable in any Court of competent jurisdiction. However, the costs for the arbitrator’s fees shall be borne equally between the FARMOR and FARMEE, and each party shall be responsible for its payments to the arbitrator directly. All other costs and expenses shall be borne by the party who incurred them.

(h) The arbitrator shall not award or assess any punitive, exemplary, indirect or consequential damages in connection with such arbitration.

(i) Each party hereto shall be limited to that discovery (written and by oral deposition) reasonably necessary to adequately develop the case of each party. No party to such arbitration shall request or conduct more than four (4) depositions and four (4) requests for admissions and/or the production of documents prior to the actual arbitration hearing.

(k) All matters concerning the conduct of the arbitrator(s) shall be governed by the provisions of the American Arbitration Association.

(l) In the event the claim, controversy, or dispute involves or reasonably could be anticipated to involve an amount in excess of Five Hundred Thousand Dollars ($500,000.00) (excluding attorney fees and arbitration related costs), then any party to such arbitration may elect for such arbitration to be heard, conducted and decided by a panel of three (3) qualified, independent and neutral arbitrators instead of a single arbitrator, and such panel shall be chosen by the parties to the arbitration in accordance with the applicable procedures of the American Arbitration Association. In the event of a dispute between the FARMOR and the FARMEE as to the amount in dispute or which reasonably could be anticipated to be in dispute, the FARMOR and the FARMEE agree that the first arbitrator chosen by such parties shall conclusively make a determination in regard to the amount involved or reasonably anticipated to be involved in such dispute, thereby determining whether or not such arbitration shall be conducted by a single arbitrator or by a panel of three (3) arbitrators.

C Severability. In the event any provision in this Agreement is determined to be invalid by a court of law, such determination shall not operate to invalidate any other provision contained herein and said Agreement shall otherwise remain in full force and effect according to its terms.

D. Headings. The underlined headings in this Agreement are used for convenience and shall not be considered in construing this Agreement.

E. Exhibits. The exhibits referred to in this Agreement are attached hereto and made a part hereof. Should any provision of an exhibit attached hereto conflict with the provisions of this Agreement, this Agreement will prevail to the extent of the conflict.

F. Previous Communications. This Agreement supersedes and replaces any prior oral or written communications, agreements or understandings between the Parties related to the subject matter of this Agreement.

G. Amendments. This Agreement shall not be modified except by written instrument executed by the parties hereto or their successors and assigns.

H. No Waiver of Rights. The failure of either party to exercise any right granted hereunder shall not be deemed as a waiver of such party's privilege to exercise such right at any time or times.

I.  Forward Looking Statements. The parties are including the following cautionary statement in this Agreement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of any party hereto. Forward-looking statements include but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than historical facts. The statements in this Agreement, as well as any oral statements and written materials provided by any party to the other parties before or after the execution of this Agreement including, but not limited to, production performance, recoverable reserves, projected revenues, expenses, net income and expected drilling and development activities, etc. are forward-looking statements. Certain statements contained herein as well as any oral statements and written materials provided by any party to the other parties before or after the execution of this Agreement, including but not limited to those statements which are identified by language that speaks of future events such as “may”, “could”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “continue”, “projected”, “future”, “will”, “seek”, and “plan”, are inherently uncertain, and actual results or outcomes could differ materially from those expressed in these forward-looking statements. Important factors that could cause actual results to differ materially from those expressed in forward-looking statements, include but are not limited to state and federal regulatory development and statutory changes; the timing and extent of changes in commodity prices and markets; the timing and extent of success in acquiring leasehold interests and in discovering, developing, or acquiring oil and gas reserves; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated delays or changes in costs; the nature and projected profitability of pending and potential prospects and other investments; uncertainty of oil and gas reserves estimates, etc. Furthermore, such forward-looking statements speak only as of the date of this Agreement, and no party accepts or agrees to undertake any obligation to update any such statement(s) to reflect the occurrence of new information, future events, or otherwise.

J. Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes and shall be binding on the party or parties executing same, notwithstanding the lack of execution of same by all parties hereto.

[EXECUTIONS ON FOLLOWING PAGE]

FARMOUT AND AMI AGREEMENT
GEARY PROSPECT
NATRONA AND CONVERSE COUNTIES, WYOMING

EXECUTION PAGE

IN WITNESS HEREOF, this Agreement is executed by the Parties as of the Effective Date.

TYLER ROCKIES EXPLORATION, LTD.

By:__________________________
Name:_______________________
Its:__________________________

AMERIWEST ENERGY CORP.

By:_________________________
Name:_______________________
Its:__________________________

EXHIBIT A-1

LANDS AND LEASES OF FARMOUT AREA AS OF THE EFFECTIVE DATE

LANDS:

Township 34 North, Range 77 West, of the 6th P.M., Natrona and Converse Counties, Wyoming:

Sec:
16: S/2S/2
17: SW/4, S/2SE/4
20: All
21: All
22: SW/4, SE/4
26: SW/4
27: W/2, E/2
28: N/2, SE/4
34: NW/4, NE/4
35: NW/4

Leases: